Exhibit 99.10

                                                 Contact Information:

                                                 Tom Cady
                                                 Hyperion Communications
                                                 412-220-5161

                                                 John Strickling
                            Intermedia Communications
                                  813-829-2864


FOR IMMEDIATE RELEASE

HYPERION COMMUNICATIONS EXPANDS SERVICE OFFERINGS TO INCLUDE ENHANCED DATA SERVICES

Agreement with Intermedia Communications Strengthens Hyperion's Data
Capabilities


--------------------------------------------------------------------------------

Coudersport, Pa., February 10, 1999 -- Hyperion Communications, a leading competitive local exchange carrier (CLEC), has entered into an agreement with Intermedia Communications Inc. for Enhanced Data Transport Services. The agreement enables Hyperion to offer a wide range of high-speed enhanced data services to its customers.

Intermedia's Enhanced Data Transport Services complement Hyperion's rapidly advancing product line, which includes local and long distance voice services, messaging, data and Internet services. Hyperion will offer high-speed data services to business customers in the second quarter of 1999, beginning with the rollout of Frame Relay Services.

Hyperion selected Intermedia based on the company's comprehensive data network and the strength of their managed service offering. "Hyperion was looking for an alliance to complement our current offerings and enable Hyperion to provide end-to-end data solutions to our customers," said Tom Cady, Vice President of Marketing and Sales for Hyperion Communications. "Hyperion is strengthening our data offering with Intermedia's portfolio of managed data services and broadening our reach by leveraging both our fiber optic network and the national Intermedia data network."

"The agreement with Hyperion is an exciting addition to the Intermedia strategy," said Rick Buyens, Intermedia's senior vice president, Sales. "Together with Hyperion, Intermedia will be able to further expand our capabilities to provide high-speed, reliable data services on a nationwide basis. We are creating true synergy between the companies as we use our networks in partnership to provide a rich portfolio of advanced, end-to-end data solutions."






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Hyperion Selects Intermedia for Data Services
February 10, 1999

Page 2 of  2

This agreement complements recent announcements from Hyperion regarding expansion into 50 new markets; the interconnection of all markets over a single fiber backbone network; and the selection of Lucent's high-capacity dense wave division multiplexing (DWDM) optical network equipment. The combination of high-speed, cost-effective access using Hyperion fiber optic communications and the addition of Enhanced Data Services positions Hyperion to provide competitive full-service, state-of-the-art communications to business customers.

"We are building on the foundation of our extensive fiber optic network by forming strategic partnerships to offer a greater breadth of competitive products and services to Hyperion customers," said Dan Milliard, President and Chief Operating Officer of Hyperion Communications. "The addition of Enhanced Data Services is a natural progression to better serve Hyperion customers in our existing and new markets."

Hyperion Communications (NASDAQ NNM: HYPT), is a majority owned subsidiary of Adelphia Communications Corporation (NASDAQ NNM:ADLAC) that provides integrated communications services to business customers through its state-of-the-art fiber optic network. By the year 2001, Hyperion will serve most cities in the eastern half of the United States through the interconnection of its 46 existing markets with more than 50 new markets, creating a single fiber optic backbone network. This fully redundant, 16,000-mile local and long-haul fiber optic network will support Hyperion's full line of communication service offerings, including local and long distance voice services, messaging, high-speed data and Internet services. For more information on Hyperion, visit the company's web site at http://www.hyperioncom.net.

Intermedia Communications Inc., headquartered in Tampa, Florida, provides integrated telecommunications solutions including voice and data, local and long distance, and advanced network access services in major US markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business services, offers seamless end-to-end service virtually anywhere in the world. For more information on Intermedia Communications, visit the company's web site at http://www.intermedia.com.